Exhibit 2.2

AMENDMENT TO BYLAWS

OF

EMERGING FUELS TECHNOLOGY, INC.

(an Oklahoma corporation)

The undersigned, being the duly elected and acting secretary of Emerging Fuels Technology, Inc., an Oklahoma corporation (the “Corporation”), does hereby certify that:

1.       The Board of Directors of the Corporation, by unanimous written consent, approved and adopted the following amendments to the Third Amended and Restated Bylaws of the Corporation effective as of August 3, 2021.

2.       The heading of Article 7 and Sections 7.1 and 7.2 of the Third Amended and Restated Bylaws of the Corporation are hereby amended to read in full as follows:

ARTICLE 7

CERTIFICATES OF STOCK

Section 7.1 Stock Certificates; Uncertificated Shares. The shares of stock shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of the stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in the name of the Corporation, by any two authorized officers of the Corporation, including the president, a vice president, the secretary or an assistant secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with the laws of the State of Oklahoma, the Corporation’s certificate of incorporation and these bylaws.

Section 7.2 Facsimile Signatures. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before the certificate is issued, it may be issued by the Corporation with the same effect as if the individual were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

3.       All other provisions of the Third Amended and Restated Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of August, 2021.

Kenneth L. Agee, Secretary